Exhibit 99.1

news release

Contact:	Vibha Agrawal	David Longfellow
	610-712-1737 (office)	610-712-7695 (office)
	908-256-6234 (cellular)	dlongfellow@agere.com
vagrawal@agere.com

AGERE SYSTEMS ANNOUNCES PLANS TO REDUCE EXPENSES, REAFFIRMS FOURTH FISCAL QUARTER REVENUE OUTLOOK

FOR RELEASE: WEDNESDAY, SEPTEMBER 29, 2004

     ALLENTOWN, Pa. – Agere Systems (NYSE: AGR.A, AGR.B) today announced plans to align its cost structure with current revenue expectations and improve profitability. As part of these actions, the company is reducing its workforce by 500 employees across the business, including administrative functions, sales, marketing and product development.

     With these actions, the company will lower both its costs and operating expenses. The company expects to reduce its quarterly research and development (R&D) and selling, general and administrative (SG&A) expenses to approximately $170 million to $175 million by the third quarter of fiscal 2005, beginning in April. In the quarter ended June 30, the company had reported $195 million in these expenses.

     In addition, Agere announced that it would cease operations in its wafer manufacturing facility in Orlando, Fla., by the end of December 2005, if a sale of the facility cannot be arranged by that time. In 2002, the company had announced plans to sell this facility as an ongoing operation, but has not yet found a suitable buyer. The facility currently employs approximately 600 people.

     The company expects cost benefits from the facility closing to begin accruing in fiscal 2006.

     The company expects to take total restructuring charges and expenses in the range of $340 million to $360 million associated with these actions, with approximately $130 million to $140 million to be recorded in the fourth quarter of fiscal 2004, ending September 30, and the remainder to be incurred in subsequent quarters.

     Agere also reaffirmed that revenues in the September quarter are still expected to be in the range of $420 million to $445 million, which was the guidance provided in July.

     The company expects revenues for the first quarter of fiscal 2005, ending December 31, 2004, to be sequentially lower by approximately 5 percent. This decline is due to inventory adjustments by customers of 2.5G/GPRS mobile phone and telecommunications products, as well as a seasonal decline in IP revenues and shipments of chips for satellite radio. Gross margin is expected to decrease sequentially due to lower utilization of capacity and lower revenue levels. The company will provide additional guidance for the December quarter during its quarterly earnings conference call on Tuesday, October 26.

     “While our actions to reduce the workforce are clearly very difficult for employees, they were absolutely necessary to align our expenses with our revenues,” said John Dickson, president and CEO, Agere Systems. “The issues we faced with three major customers now seem to have broadened into an industry-wide inventory correction, as reflected by a spate of earnings warnings from most companies in our industry. Agere Systems has a strong balance sheet, exceptional relationships with our customers, and we are confident that the improved cost structure, coupled with sharply focused R&D investments will drive profitable growth as we move through 2005.”

     The company will host a conference call for investors today at 8:30 a.m. EDT. To listen to the conference call via the Internet, visit http://www.agere.com/webcast. Subsequent to the conference call, a replay will be available at the same web address.

     Agere Systems is a global leader in semiconductors for storage, wireless data, and public and enterprise networks. The company’s chips and software power a broad range of computing and communications applications, from cell phones, PCs, PDAs, hard disk drives and gaming devices to the world’s most sophisticated wireless and wireline networks. Agere’s customers include the top manufacturers of consumer electronics, communications and computing equipment. Agere’s products connect people to information and entertainment at home, at work and on the road — making personal broadband a reality.

     This release contains forward-looking statements based on information currently available to Agere. Agere’s actual results could differ materially from the results stated or implied by such forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, our ability to keep pace with technological change, our dependence on new product development, price and product competition, availability of manufacturing capacity, customer demand for our products and services, general industry and market conditions, and our reliance on major customers and suppliers. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended September 30, 2003, and our quarterly report on Form 10-Q for the period ended June 30, 2004. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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